Exhibit 99.1

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations

+1 408-864-7549

judy.davies@verigy.com

Verigy Announces Financial Results for Third Quarter, 2008

CUPERTINO, Calif., Aug. 21, 2008 – Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today reported financial results for its third quarter, ended July 31, 2008.

Third quarter revenue was $179 million, a 10 percent increase from $162 million in the prior quarter, and a decrease of 12 percent from the prior year period.  Orders for the third quarter were $165 million, a 7 percent decrease from the prior quarter, and a decrease of 21 percent from the prior year period.

Net income for the third quarter was $18 million or $0.29 per fully diluted share, compared with net income of $14 million or $0.23 per fully diluted share in the prior quarter, and $30 million or $0.50 per fully diluted share in the prior year period.

“While the memory market has been in a downturn, we have used this time as an opportunity to drive three strategic initiatives – expanding our customer base, investing in new products and placing an emphasis on our SOC business,” said Keith Barnes, Verigy chairman, chief executive officer and president.  “As a result, we have won several customer evaluations, received repeat orders and further expanded our footprint in the RF and high speed memory markets.  We believe our ability to quickly respond to our customers’ changing test requirements has contributed to our ongoing success.”

“Verigy again delivered solid financial results in a very challenging environment due to strong demand for our consumer mixed-signal and Port Scale RF products,” added Bob Nikl, Verigy chief financial officer. “We shipped significant quantities of our 93K systems from China, achieved our revenue and earnings expectations, and initiated our recently authorized share repurchase program.”

Outlook for Q4 2008

For the fourth quarter ending Oct. 31, 2008, the company is providing the following guidance:

•      Revenue is expected to be in the range of $155 to $165 million.

•      Net income is expected to be in the range of $7 to $10 million, or $0.12 to $0.17 per fully diluted share, and will include between $4.4 to $4.6 million of share-based compensation expense.

Conference Call and Webcast

Verigy’s management will present more details on its third quarter fiscal year 2008 financial results on a conference call with investors today beginning at 1:30 p.m. (Pacific). This event will be webcast live in listen-only mode. Listeners may log on at http://investor.verigy.com and select “Q3 Verigy Earnings Conference Call” in the “Webcasts & Presentations” section. The webcast will remain available on the company’s Web site for fourteen days.

A telephone replay of the conference call will be available from 4:30 p.m. (Pacific) today through Sept. 4, 2008.  The replay number is +1 888-286-8010 toll-free, or international callers may dial +1 617-801-6888; enter pass code 66890180.

About Verigy

Verigy designs, develops, manufactures, sells and services advanced semiconductor test systems and solutions for the flash memory, high-speed memory and system-on-chip (SoC) markets.  Verigy’s scalable platforms are used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Advanced analysis tools accelerate design debug and yield ramp processes for Verigy’s customers. Information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding Verigy’s guidance for the fourth quarter.  These forward-looking statements are based on current information and estimates, and are not guarantees of future performance or events.  These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  The risks and uncertainties include, but are not limited to, unforeseen changes in demand for semiconductors and thus for semiconductor test solutions, the strength of our customers’ businesses and unforeseen changes in the demand for current and new products and technologies.  Additional factors that may cause results to differ materially from those in the forward-looking statements are discussed in our most recent Form 10-Q and 10-K filings.  In those filings you will find descriptions of risk factors that could impact our future results. These forward-looking statements, including our guidance, are only valid as of this date, and Verigy undertakes no duty to update any forward-looking statements.

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VERIGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Orders:	$165	$208	$521	$543

Net revenue:
Products	$138	$168	$423	$443
Services	41	36	118	109
Total net revenue	179	204	541	552

Cost of sales:
Cost of products (*)	67	85	202	233
Cost of services (*)	29	26	86	76
Total cost of sales	96	111	288	309

Operating expenses:
Research and development (*)	27	23	78	68
Selling, general and administrative (*)	40	38	116	107
Restructuring charges	1	—	1	—
Separation costs	—	1	—	4
Total operating expenses	68	62	195	179

Income from operations	15	31	58	64
Other income, net	6	3	15	10

Income before taxes	21	34	73	74
Provision for income taxes	3	4	9	9

Net income	$18	$30	$64	$65

Net income per share- basic:	$0.30	$0.50	$1.06	$1.10

Net income per share- diluted:	$0.29	$0.50	$1.05	$1.09

Weighted average shares (presented in thousands) used in computing net income per share:
Basic	60,003	59,428	59,962	59,068
Diluted	60,853	60,418	60,760	59,708

* Share-based compensation expense by function:
Cost of products	$0.6	$0.4	$1.6	$1.2
Cost of services	$0.2	$0.2	$0.7	$0.6
Research and development	$0.5	$0.4	$1.5	$1.3
Selling, general and administrative	$3.0	$2.4	$8.6	$7.2

VERIGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

(Unaudited)

	July 31,	October 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$218	$146
Short-term marketable securities	167	229
Trade accounts receivable, net	87	107
Inventory	86	68
Other current assets	49	54
Total current assets	607	604

Property, plant and equipment, net	42	42
Long-term marketable securities	82	48
Goodwill and other intangibles, net	18	18
Other long-term assets	82	59
Total assets	$831	$771

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$76	$76
Payables to Agilent	—	1
Employee compensation and benefits	46	53
Deferred revenue, current	63	65
Income and other taxes payable	5	12
Other current liabilities	22	19
Total current liabilities	212	226

Long-term liabilities:
Income taxes payable	10	—
Other long-term liabilities	48	47
Total liabilities	270	273

Shareholders’ equity
Ordinary shares, no par value, 59,814,433 and 59,704,629 issued and outstanding at July 31, 2008 and October 31, 2007, respectively
Additional paid in capital	402	381
Retained earnings	179	131
Accumulated other comprehensive loss	(20)	(14)
Total shareholders’ equity	561	498
Total liabilities and shareholders’ equity	$831	$771